UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2006.

MAGNUS INTERNATIONAL RESOURCES INC. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	333-74992 (Commission File Number)	98-0351859 (IRS Employer Identification No.)

101 Convention Center Drive, 7th Floor Las Vegas, Nevada (Address of principal executive offices)	89109 (Zip Code)

Registrant's telephone number, including area code (888) 888-1494

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINATIVE AGREEMENT

On June 26, 2006, Magnus International Resources Inc. (the “Company”), through its joint venture subsidiary, Yunnan Western Mining Ltd. (“Western Mining”), entered into an agreement (the “Agreement”) to purchase all of the assets of the Mangshi Gold Mine of Team 209 (the “Mangshi Gold Mine”), a subsidiary of Geological Team 209 of the Nuclear Industry Department of the Peoples Republic of China (“Team 209”) in exchange for payment of an aggregate of 22,000,000 RMB over the next three (3) years.  The Mangshi Gold Mine assets include:
  All current mining rights to the Mangshi Gold Mine mining license;
  All leaching pads, except those that are actively being leached or newly prepared pads prior to the date of executing this Agreement, which upon completion of leaching such leaching pads will belong to Western Mining;
  All of the equipment, production material and other tools of Mangshi Gold Mine, including two jaw crushers and four tractors, except for those specifically excluded in the Agreement; and
  All exploration data and production procedure accumulated by Mangshi Gold Mine in connection with its mining and exploration activities at Mangshi to date.

The Agreement provides that Western Mining will assign a team of specialists to confirm the exploration data of Mangshi Gold Mine and based on the report to be delivered by the specialists, Western Mining will determine within one week whether to accept the mining license and the mining assets.

Under the Agreement, Western Mining is to pay the 22,000,000 RMB to Manghsi Gold Mine as follows:

  15,000,000 RMB within ten (10) days of execution of the Agreement and completion of the transfers, to the bank account designated by Mangshi Gold Mine;
  5,000,000 RMB by June 30, 2007, to the bank account designated by Manghsi Gold Mine; and
  2,000,000 RMB by June 30, 2008, to the bank account designated by Manghsi Gold Mine.

The parties are also subject to other rights and obligations as set forth in the Agreement.

On October 29, 2005, the Company, through Western Mining, agreed to purchase the Magnshi mining license from Team 209 in exchange for 150,000 shares of common stock of the Company. Under that mining license transfer agreement, the mining license holding the permits were to be transferred to Western Mining, while the existing heap leach operations were to be allowed to continue to be operated by Team 209, but only to a maximum depth of 15 meters, only for a maximum period of 3 years from the date of execution and only for resources (gold in loose unconsolidated red soil) as defined under the agreement. The Company maintained an option to purchase the existing estimated resources within the mining license at any time. Under the current agreement, all existing mining rights immediately pass to Western Mining, and Western Mining plans to start operating the heap leach pads in the near future.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On June 22, 2006, the Company issued an aggregate of 2,322,164 shares (each a “Share”) to 18 individuals/entities in connection with the exercise of warrants at a price of $1.225 per Share, for total proceeds of $2,844,651 by way of promissory notes in favour of the Company, which also includes an escrow arrangement.  In addition, each warrant holder received a piggyback warrant in the same amount of warrants that each individual/entity exercised.  The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individuals/entities through offshore transactions which were negotiated outside of the United States and consummated outside of the United States.

The promissory note and escrow agreements entered into between the 18 individuals/entities, the Company and the escrow agent provides that each of the 18 individuals/entities (each called a “Borrower”) promises to pay to the Company the certain amount owing to the Company for the exercise of the certain amount of warrants exercised at a price of $1.225 per share on or before August 31, 2006 (the “Due Date”) and if the Borrower fails to pay by the Due Date, then the Borrower has 30 days to cure such default.  In addition, the Borrower has agreed to place into escrow with the escrow agent the shares of common stock of the Company received from the exercise of warrants (the “Shares”) and if the Borrower fails to pay the amount owing to the Company by the Due Date and also fails to cure any default on payment for a period of 30 days after the Due Date, then the Shares placed in escrow will be forfeited back to the Company and cancelled.  A copy of the form of the promissory note and escrow agreement was attached as Exhibit 10.1 to the Company’s Form 10-QSB that was filed with the SEC on EDGAR on June 14, 2006 and incorporated by reference.

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPLE OFFICERS

On June 23, 2006, Mr. Pete Smith, a director and officer of the Company, resigned from his positions as Vice President of Corporate Affairs and as a director of the Company, without having any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Smith had been a director of the Company since May 4, 2004 and Vice-President of Corporate Affairs since February 8, 2005.  Mr. Smith resigned from such positions in order to pursue other interests outside the Company, but he plans to remain as a consultant to the Company on a part-time basis.

ITEM 8.01  OTHER EVENTS

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press releases attached hereto as Exhibit 99.1 and Exhibit 99.2.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release dated June 27, 2006.
Exhibit 99.2	Press Release dated June 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 28, 2006

                                                                        MAGNUS INTERNATIONAL
                                                                        RESOURCES INC.

                                                                        By:       /s/ Graham Taylor
                                                                        Name:  Graham Taylor
                                                                        Title:     President and CEO